Exhibit 99.1

Protalix BioTherapeutics Announces New Preclinical Results Demonstrating a Positive Effect of pegunigalsidase alfa (PRX-102) on Small-fiber Neuropathy in Fabry Disease Models Compared to Commercially Available Enzyme Replacement Therapies

CARMIEL, Israel, April 18, 2017 -- Protalix BioTherapeutics, Inc. (NYSE MKT:PLX) (TASE:PLX), announced today new, promising results from a preclinical trial conducted in collaboration with Prof. Raphael Schiffmann, Director, Institute of Metabolic Disease at the Baylor Research Institute, Dallas, Texas. It was demonstrated that treatment of Fabry mice with pegunigalsidase alfa (PRX-102) slows the progression of small fiber neuropathy when compared to treatment of Fabry mice with currently approved enzyme replacement therapies, and when compared to untreated Fabry mice.

The preclinical study evaluated 1mg/kg pegunigalsidase alfa compared to Fabrazyme® and Replagal® at the approved clinical doses (1, 0.2 mg/kg, respectively) in Fabry mice, with untreated Fabry mice and wild type (healthy) mice as controls. Bi-weekly intravenous infusions were administered for 3 months.

Fabry mice treated with pegunigalsidase alfa showed a 53% reduction (p<0.05) in the number of Iba1 spots, a marker for inflammation of the peripheral sensory nerves system, compared to untreated Fabry controls. Levels of Iba1 in the pegunigalsidase alfa-treated mice reached the levels of the healthy mice. In contrast, there was no difference in the Iba1 marker in Fabry mice treated with Replagal® or Fabrazyme®, compared to untreated Fabry mice.

“Significantly decreased Iba1 marker in treated Fabry mice suggests that repeated infusions of the drug from an asymptomatic stage prevents the activation and/or proliferation of resident DRG macrophages and alleviates damage to the peripheral sensory nerves,” commented Dr. Yoseph Shaaltiel, Protalix’s Executive Vice President, Research and Development. “This change was not observed in Fabry mice treated with Fabrazyme® or Replagal®, an additional positive differentiation of pegunigalsidase alfa from currently approved therapies addressing Fabry disease neuropathy.”

Additionally, the sensitivity of the nervous system was assessed using the well-established hot plate test, which measures the effect of the enzyme treatment on response time. pegunigalsidase alfa demonstrated effectiveness in attenuation of small fiber neuropathy progression. “This may show greater efficacy compared to the present enzyme preparations,” commented Dr. Shaaltiel.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix’s unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner. Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the U.S. Food and Drug Administration (FDA) in May 2012 and, subsequently, by the regulatory authorities of other countries. Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights for taliglucerase alfa, excluding Brazil, where Protalix retains full rights. Protalix’s development pipeline includes the following product candidates: PRX-102, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; PRX-106, an orally delivered anti-inflammatory treatment; PRX-110, a chemically modified DNase I for the treatment of Cystic Fibrosis; and others.

Forward-Looking Statements

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Investor Contact

Marcy Nanus

The Trout Group, LLC

646-378-2952

mnanus@troutgroup.com

Source: Protalix BioTherapeutics, Inc.